Exhibit 99.1

CRH Reports First Quarter 2026 Results

•Strong performance backed by our superior strategy, unmatched scale and connected portfolio
•Total revenues +9% YoY; good early-season project activity, disciplined commercial execution and acquisition contributions
•Active portfolio management; reallocating capital for higher growth and continuing to build a connected portfolio
•$1.9bn of strategic divestitures[1] agreed across three non-core businesses
•Investing $0.9bn in nine value-accretive acquisitions; including Axius Water[1], further strengthening high-growth platform
•Declaring quarterly dividend of $0.39 per share (+5% YoY); further $0.3bn share buyback
•Outlook positive; expecting another year of growth and shareholder value creation
•Reaffirming guidance; expect FY26 Net income of $3.9bn to $4.1bn; Adjusted EBITDA* of $8.1bn to $8.5bn

NEW YORK (Apr. 30, 2026) – CRH (NYSE: CRH), the leading provider of building materials, today reported first quarter 2026 financial results. Total revenues of $7.4 billion (Q1 2025: $6.8 billion) were 9% ahead of the prior year driven by positive underlying demand, disciplined commercial execution, and contributions from acquisitions. Net loss of ($0.2) billion (Q1 2025: ($0.1) billion) was higher than the prior year, driven by higher depreciation and impairment charges as well as increased interest expense, net. Adjusted EBITDA* of $0.6 billion (Q1 2025: $0.5 billion) increased by 18% over the prior year, reflecting strong operational discipline and contributions from acquisitions. CRH’s net loss margin of (2.4%) was below the prior year net loss margin of (1.5%), while Adjusted EBITDA margin* of 8.0% (Q1 2025: 7.3%) was ahead of the prior year.
Jim Mintern, Chief Executive Officer, stated1“We delivered a strong start to 2026, reflecting good momentum from early-season project activity, disciplined commercial execution and positive contributions from acquisitions. During the quarter, we continued our active portfolio management, reallocating capital into higher-growth, more connected businesses. Notwithstanding the current geopolitical and macroeconomic uncertainty, we are encouraged by the continued strength of underlying demand across our key markets. The outlook for our business remains positive and backed by our superior strategy and connected portfolio we are pleased to reaffirm our financial guidance for 2026, leaving us well positioned for another year of growth and value creation ahead.”

Summary Financials	Q1 2026	YoY Change
Total revenues	$7.4bn	+9%
Net loss	($0.2bn)	(84%)
Net loss margin	(2.4%)	(90bps)
Adjusted EBITDA*	$0.6bn	+18%
Adjusted EBITDA margin*	8.0%	+70bps
Diluted Loss Per Share	($0.27)	(80%)
Diluted Loss Per Share pre-impairment*	($0.20)	(33%)

1*Represents a non-GAAP financial measure. See 'Non-GAAP Reconciliation and Supplementary Information' on pages 11 to 12.
1Transactions agreed and remain subject to customary closing conditions and regulatory approvals.

Exhibit 99.1
Three months ended March 31, 2026
Americas Materials Solutions' Total revenues were 21% ahead of the first quarter of 2025, driven by strong underlying demand and contributions from acquisitions. Adjusted EBITDA increased by 75% year-over-year, reflecting good commercial execution, disciplined cost management and contributions from acquisitions.
Americas Building Solutions' Total revenues were 1% behind the first quarter of 2025, driven by subdued new-build residential demand and adverse weather conditions, partly offset by contributions from acquisitions. Adjusted EBITDA was in line with the prior year, supported by strong cost control, performance improvement initiatives and contributions from acquisitions.
International Solutions' Total revenues were 5% ahead of the first quarter of 2025, as contributions from acquisitions, positive pricing momentum, and currency tailwinds more than offset weather-impacted volumes and the impact of divestitures. Adjusted EBITDA was 32% ahead of the prior year, driven by operational efficiencies and portfolio optimization.

Please refer to Appendix 1 on pages 5 to 6 for detailed business segment information for the three months ended March 31, 2026.

Acquisitions and Divestitures
CRH has a proven track record of allocating capital into high-growth connected opportunities that maximize value for shareholders. In the first quarter of 2026, CRH completed five value-accretive acquisitions for total consideration of $0.1 billion, compared with $0.6 billion in the same period of 2025. A further three acquisitions were completed in April for total consideration of $0.1 billion. Cash proceeds from divestitures and disposals of long-lived assets were $34 million, compared with $107 million in the first quarter of 2025.
The Company has entered into an agreement to acquire Axius Water, a leading provider of specialized water quality solutions in North America, for a consideration of $0.7 billion, with the transaction expected to close in the second quarter of 2026, subject to customary closing conditions and regulatory approvals. This acquisition is expected to strengthen CRH’s position as a leading water infrastructure player in the United States.
CRH has also agreed to divest of three non-core businesses: its construction accessories operations for a consideration of $0.7 billion, its lawn and garden operations for a consideration of $1.1 billion, and MoistureShield, a manufacturer of composite decking for a consideration of $0.1 billion. The MoistureShield transaction closed on April 6, while the construction accessories and lawn and garden transactions are expected to close in the second quarter of 2026, subject to customary closing conditions and regulatory approvals.

Other Financial Items
Depreciation, depletion and amortization charges of $0.6 billion were $0.1 billion higher than the prior year (Q1 2025: $0.5 billion), primarily due to the impact of acquisitions and higher growth capital expenditure.
Loss on impairments was $48 million (Q1 2025: $nil million), related to the agreed divestiture of the construction accessories operations.
Interest income of $21 million was lower than the comparable period (Q1 2025: $37 million), primarily due to lower interest rates and principal on deposit. Interest expense of $203 million was higher than the comparable period (Q1 2025: $181 million), primarily due to an increase in gross debt balances.
Income tax benefit of $55 million (Q1 2025: $58 million) was lower than the prior year.
Other nonoperating expense, net, was $4 million, a decrease from the comparable period (Q1 2025: $20 million), primarily due to the non‑recurrence of the prior year loss on divestitures.
Diluted Loss Per Share of ($0.27) was behind the prior year (Q1 2025: ($0.15)), primarily due to higher depreciation and impairment charges as well as higher interest expense, net. Diluted Loss Per Share pre-impairment* of ($0.20) was lower than the prior year (Q1 2025: ($0.15)).
Balance Sheet and Liquidity
Total short and long-term debt was $18.5 billion at March 31, 2026, compared with $17.7 billion at December 31, 2025.
Net Debt* at March 31, 2026, was $15.8 billion, compared to $14.2 billion at December 31, 2025. The increase in Net Debt* is driven by the seasonal net cash outflow from operating activities, as well as acquisitions, cash returns to shareholders through continued share buybacks and the purchase of property, plant and equipment in the quarter. CRH ended Q1 2026 with $3.3 billion of cash and cash equivalents and restricted cash on hand (Q1 2025: $3.4 billion) as well as $4.5 billion of undrawn committed facilities available until May 2030. CRH remains committed to maintaining its robust balance sheet and expects to maintain a strong investment-grade credit rating.

CRH Q1 2026 Results 2

Exhibit 99.1
Dividends and Share Buybacks
In line with its policy of consistent long-term dividend growth, on April 30, 2026, CRH announced a quarterly dividend of $0.39 per share, representing a 5% increase on the prior year. The dividend will be paid on June 17, 2026, to shareholders registered at the close of business on May 15, 2026.
CRH continued its ongoing share buyback program in the first three months of 2026 repurchasing approximately 2.9 million Ordinary Shares for total consideration of $0.3 billion, compared to 3.2 million Ordinary Shares repurchased for total consideration of $0.3 billion in the first three months of 2025. The Company is pleased to announce that it is commencing an additional $0.3 billion tranche to be completed no later than July 28, 2026.
2026 Full Year Outlook
We are reaffirming our financial guidance reflecting a strong start to the year as well as the net impact of divestitures and acquisitions agreed in the year to date. We continue to expect favorable underlying demand across our key end-markets, underpinned by significant public investment in infrastructure and continued reindustrialization activity. Within the residential sector we anticipate resilient repair and remodel activity while the new-build segment is expected to remain subdued. Assuming normal seasonal weather patterns and absent any further major dislocations in the geopolitical or macroeconomic environment, CRH's superior strategy, connected portfolio and leading positions of scale in attractive high-growth markets, together with our strong and flexible balance sheet, are expected to underpin another year of growth and value creation in 2026.

2026 Guidance (i)
(in $ billions, except per share data)	Low	High
Net income (ii)	3.9	4.1
Adjusted EBITDA*	8.1	8.5
Diluted EPS (ii)	$5.60	$6.05
Capital expenditure	2.8	3.0

(i) The 2026 guidance does not assume any significant one-off or non-recurring items, including the impact of further potential changes to global trade policies, impairments or other unforeseen events.

(ii) 2026 Net income and diluted EPS are based on approximately $0.7 billion of interest expense, net, an effective tax rate of approximately 24% and a year-to-date average of approximately 675 million diluted common shares outstanding.
Q1 2026 Conference Call
CRH will host a conference call and webcast presentation at 8:00 a.m. (EDT) on Thursday, April 30, 2026, to discuss its Q1 2026 results and outlook. Registration details are available on www.crh.com/investors. Upon registration, a link to join the call and dial-in details will be made available. The accompanying investor presentation will be available on the investor section of the CRH website in advance of the conference call, and a recording of the conference call will be made available afterwards.
About CRH
CRH is the leading provider of building materials critical to modernizing infrastructure. With our team of 83,000 people across 4,000 locations, our unmatched scale, connected portfolio, and deep local relationships make us the partner of choice for transportation, water, and reindustrialization projects, shaping communities for a better tomorrow. CRH (NYSE: CRH) is a member of the S&P 500 Index. For more information, visit www.crh.com.
CRH Q1 2026 Results 3

Exhibit 99.1
Appendices

CRH Q1 2026 Results 4

Exhibit 99.1
Appendix 1 - Results Of Operations

Three months ended March 31, 2026
Americas Materials Solutions

		Analysis of Change
in $ millions	Q1 2025	Currency	Acquisitions	Divestitures	Organic	Q1 2026	% change
Total revenues	2,243	+6	+269	(5)	+211	2,724	+21%
Adjusted EBITDA	59	(1)	+35	+5	+5	103	+75%
Adjusted EBITDA margin	2.6%					3.8%
Americas Materials Solutions’ Total revenues were 21% ahead of the first quarter of 2025, driven by favorable underlying demand and contributions from acquisitions.
In Essential Materials, Total revenues increased by 31%, reflecting strong underlying demand across most regions as well as contributions from acquisitions. Aggregates volumes increased by 14% year-over-year, while pricing declined by 1%, reflecting geographic and project mix-effects. Cement volumes were 10% ahead of the prior year, while pricing was 1% behind.
In Road Solutions, Total revenues were 16% ahead of the prior year, driven by a strong start to the year due to robust project activity. Asphalt volumes increased by 13%, while pricing was in line with the prior year. Readymixed concrete volumes increased by 12%, with pricing up 4% over the same period. Paving and construction revenues increased by 16%, supported by strong project execution, backlog conversion, and contributions from acquisitions.
Adjusted EBITDA for Americas Materials Solutions was 75% ahead of the prior year, driven by strong underlying demand, disciplined cost management, and contributions from acquisitions. Adjusted EBITDA margin was 120bps ahead of the first quarter of 2025.

Americas Building Solutions

		Analysis of Change
in $ millions	Q1 2025	Currency	Acquisitions	Divestitures	Organic	Q1 2026	% change
Total revenues	1,682	+3	+18	–	(35)	1,668	(1%)
Adjusted EBITDA	287	–	+2	–	(2)	287	—
Adjusted EBITDA margin	17.1%					17.2%
Americas Building Solutions' Total revenues were 1% behind the first quarter of 2025, due to subdued new-build residential demand and adverse weather conditions in certain markets, partly offset by contributions from acquisitions.
In Building & Infrastructure Solutions, Total revenues were 4% ahead of the first quarter of 2025, driven by strong demand in our utility infrastructure markets.
In Outdoor Living Solutions, Total revenues were 3% behind the prior year period, as subdued new-build residential demand and adverse weather impacted activity levels.
Adjusted EBITDA for Americas Building Solutions was in line with the first quarter of 2025, as strong cost control and operational efficiencies offset cost inflation and subdued new-build residential demand. Adjusted EBITDA margin was 10bps ahead of the prior year period.

CRH Q1 2026 Results 5

Exhibit 99.1
International Solutions

		Analysis of Change
in $ millions	Q1 2025	Currency	Acquisitions	Divestitures	Organic	Q1 2026	% change
Total revenues	2,831	+257	+161	(176)	(95)	2,978	+5%
Adjusted EBITDA	149	+7	+19	+19	+2	196	+32%
Adjusted EBITDA margin	5.3%					6.6%
International Solutions' Total revenues were 5% ahead of the first quarter of 2025, as contributions from acquisitions, positive pricing momentum, and currency tailwinds more than offset weather-impacted volumes and the impact of divestitures.
In Essential Materials, Total revenues were 12% ahead of the comparable period in 2025. Aggregates volumes were 8% ahead of the prior year period, supported by acquisitions, while cement volumes were in line with the prior year. Aggregates pricing was in line with the prior year period, while cement pricing was 3% ahead.
In Road Solutions, Total revenues were in line with the comparable period in 2025, impacted by divestitures. Readymixed concrete volumes were 2% ahead of the prior year period, supported by acquisitions, while pricing increased by 3% year-over-year. Asphalt volumes and prices were 8% and 5% ahead of the comparable period in 2025, respectively, supported by higher activity levels in Western Europe.
Within Building & Infrastructure Solutions and Outdoor Living Solutions, Total revenues were 4% ahead of the comparable period in 2025, with currency tailwinds more than offsetting the impact of divestitures.
Adjusted EBITDA in International Solutions was 32% ahead of the first quarter of 2025, benefiting from positive pricing momentum, improved operational efficiencies and contributions from acquisitions. Adjusted EBITDA margin increased by 130bps compared to the prior year period.

CRH Q1 2026 Results 6

Exhibit 99.1
Appendix 2 - Financial Statements

The following financial statements are an extract of the Company’s Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months ended March 31, 2026, and do not present all necessary information for a complete understanding of the Company's financial condition as of March 31, 2026. The full Condensed Consolidated Financial Statements prepared in accordance with U.S. GAAP for the three months ended March 31, 2026, including notes thereto, will be included as a part of the Company’s Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission (SEC).

Condensed Consolidated Statements of Income (Unaudited)
(in $ millions, except share and per share data)

	Three months ended
	March 31
	2026	2025
Product revenues	6,234	5,612
Service revenues	1,136	1,144
Total revenues	7,370	6,756
Cost of product revenues	(4,251)	(3,826)
Cost of service revenues	(1,074)	(1,093)
Total cost of revenues	(5,325)	(4,919)
Gross profit	2,045	1,837
Selling, general and administrative expenses	(2,057)	(1,833)
Gain on disposal of long-lived assets	22	14
Loss on impairments	(48)	–
Operating (loss) income	(38)	18
Interest income	21	37
Interest expense	(203)	(181)
Other nonoperating expense, net	(4)	(20)
Loss from operations before income tax benefit and loss from equity method investments	(224)	(146)
Income tax benefit	55	58
Loss from equity method investments	(11)	(10)
Net loss	(180)	(98)

Net loss attributable to noncontrolling interests	4	4
Net loss attributable to CRH	(176)	(94)

Loss per share attributable to CRH
Basic	($0.27)	($0.15)
Diluted	($0.27)	($0.15)

Weighted average common shares outstanding
Basic	668.5	676.7
Diluted	668.5	676.7

CRH Q1 2026 Results 7

Exhibit 99.1
Condensed Consolidated Balance Sheets (Unaudited)
(in $ millions, except share data)

	March 31	December 31	March 31
	2026	2025	2025
Assets
Current assets:
Cash and cash equivalents	3,240	4,096	3,352
Restricted cash	40	51	–
Accounts receivable, net	5,213	5,178	5,141
Inventories	5,058	5,251	4,960
Assets held for sale	1,811	–	–
Other current assets	877	678	789
Total current assets	16,239	15,254	14,242
Property, plant and equipment, net	24,657	24,937	22,179
Equity method investments	487	502	732
Goodwill	12,592	13,099	11,475
Intangible assets, net	1,956	2,048	1,208
Operating lease right-of-use assets, net	1,274	1,471	1,272
Other noncurrent assets	962	1,018	813
Total assets	58,167	58,329	51,921

Liabilities, redeemable noncontrolling interests and shareholders’ equity
Current liabilities:
Accounts payable	2,947	3,263	2,777
Accrued expenses	2,143	2,196	2,270
Current portion of long-term debt	2,478	1,175	1,458
Operating lease liabilities	247	286	247
Liabilities held for sale	428	–	–
Other current liabilities	1,968	1,834	1,960
Total current liabilities	10,211	8,754	8,712
Long-term debt	16,071	16,478	14,213
Deferred income tax liabilities	3,301	3,511	3,141
Noncurrent operating lease liabilities	1,066	1,232	1,075
Other noncurrent liabilities	2,973	2,876	2,423
Total liabilities	33,622	32,851	29,564
Commitments and contingencies
Redeemable noncontrolling interests	422	430	379
Shareholders’ equity
Preferred stock, €1.27 par value, 150,000 shares authorized and 50,000 shares issued and outstanding for 5% preferred stock and 872,000 shares authorized, issued and outstanding for 7% 'A' preferred stock, as of March 31, 2026, December 31, 2025, and March 31, 2025	1	1	1
Common stock, €0.32 par value, 1,250,000,000 shares authorized; 704,021,684, 706,946,142 and 715,487,343 issued and outstanding, as of March 31, 2026, December 31, 2025, and March 31, 2025 respectively	285	286	289
Treasury stock, at cost (35,793,257, 38,315,792 and 38,850,691 shares as of March 31, 2026, December 31, 2025 and March 31, 2025 respectively)	(1,905)	(2,016)	(2,038)
Additional paid-in capital	250	397	298
Accumulated other comprehensive loss	(353)	(257)	(806)
Retained earnings	24,793	25,593	23,375
Total shareholders’ equity attributable to CRH shareholders	23,071	24,004	21,119
Noncontrolling interests	1,052	1,044	859
Total equity	24,123	25,048	21,978
Total liabilities, redeemable noncontrolling interests and equity	58,167	58,329	51,921

CRH Q1 2026 Results 8

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Three months ended
	March 31
	2026	2025
Cash Flows from Operating Activities:
Net loss	(180)	(98)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, and amortization	576	477
Loss on impairments	48	–
Share-based compensation	29	32
(Gain) loss on disposals from businesses and long-lived assets, net	(16)	1
Deferred tax (benefit) expense	(160)	4
Loss from equity method investments	11	10
Pension and other postretirement benefits net periodic benefit cost	4	6
Non-cash operating lease costs	83	59
Other items, net	9	(14)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(478)	(268)
Inventories	(156)	(139)
Accounts payable	(287)	(503)
Operating lease liabilities	(86)	(78)
Other assets	(131)	(210)
Other liabilities	128	72
Pension and other postretirement benefits contributions	(10)	(10)
Net cash used in operating activities	(616)	(659)

Cash Flows from Investing Activities:
Purchases of property, plant and equipment, and intangibles	(601)	(645)
Acquisitions, net of cash acquired	(126)	(585)
Proceeds from divestitures	6	36
Proceeds from disposal of long-lived assets	28	35
Distributions received from equity method investments	–	9
Settlements of derivatives	(24)	20
Deferred divestiture consideration received	–	36
Other investing activities, net	(5)	130
Net cash used in investing activities	(722)	(964)

CRH Q1 2026 Results 9

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in $ millions)

	Three months ended
	March 31
	2026	2025
Cash Flows from Financing Activities:
Proceeds from debt issuances	1,212	3,017
Payments on debt	(207)	(1,533)
Settlements of derivatives	(15)	15
Payments of finance lease obligations	(37)	(21)
Deferred and contingent acquisition consideration paid	(12)	(11)
Distributions to noncontrolling and redeemable noncontrolling interests	(15)	(17)
Transactions involving noncontrolling interests	(24)	–
Repurchases of common stock	(332)	(310)
Amounts related to employee share plans	2	1
Net cash provided by financing activities	572	1,141

Effect of exchange rate changes on cash and cash equivalents, including restricted cash	(48)	75
Decrease in cash and cash equivalents, including restricted cash	(814)	(407)
Cash and cash equivalents and restricted cash at the beginning of period	4,147	3,759
Cash and cash equivalents and restricted cash at the end of period	3,333	3,352

Supplemental cash flow information:
Cash paid for interest (including finance leases)	160	63
Cash paid for income taxes	39	134

Reconciliation of cash and cash equivalents and restricted cash
Cash and cash equivalents presented in the Condensed Consolidated Balance Sheets	3,240	3,352
Cash and cash equivalents included in Assets held for sale	53	–
Restricted cash presented in the Condensed Consolidated Balance Sheets	40	–
Total cash and cash equivalents and restricted cash presented in the Condensed Consolidated Statements of Cash Flows	3,333	3,352

CRH Q1 2026 Results 10

Exhibit 99.1

Appendix 3 - Non-GAAP Reconciliation and Supplementary Information

CRH uses a number of non-GAAP financial measures to monitor financial performance. These measures are referred to throughout the discussion of our reported financial position and operating performance on a continuing operations basis unless otherwise defined and are measures which are regularly reviewed by CRH management. These financial measures may not be uniformly defined by all companies and accordingly may not be directly comparable with similarly titled measures and disclosures by other companies.
Certain information presented is derived from amounts calculated in accordance with U.S. GAAP but is not itself an expressly permitted GAAP measure. The non-GAAP financial measures as summarized below should not be viewed in isolation or as an alternative to the most directly comparable GAAP measure.
Adjusted EBITDA: Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, depletion, amortization, Loss on impairments, gain/loss on divestitures and investments, Income/loss from equity method investments, substantial acquisition-related costs and pension expense/income excluding current service cost component. It is quoted by management in conjunction with other GAAP and non-GAAP financial measures to aid investors in their analysis of the performance of the Company. Adjusted EBITDA by segment is monitored by management in order to allocate resources between segments and to assess performance.
Adjusted EBITDA margin is calculated by expressing Adjusted EBITDA as a percentage of Total revenues.
Reconciliation to its most directly comparable GAAP measure is presented below:

	Three months ended
	March 31
in $ millions	2026	2025
Net loss	(180)	(98)
Loss from equity method investments	11	10
Income tax benefit	(55)	(58)
Loss on divestitures and investments (i)	6	26
Pension income excluding current service cost component (i)	(5)	(4)
Other interest, net (i)	3	(2)
Interest expense	203	181
Interest income	(21)	(37)
Depreciation, depletion and amortization	576	477
Loss on impairments (ii)	48	–
Adjusted EBITDA	586	495

Total revenues	7,370	6,756
Net loss margin	(2.4%)	(1.5%)
Adjusted EBITDA margin	8.0%	7.3%

(i) Loss on divestitures and investments, pension income excluding current service cost component and other interest, net have been included in Other nonoperating expense, net in the Condensed Consolidated Statements of Income.
(ii) For the three months ended March 31, 2026, Loss on impairments totaled $48 million, related to the International Solutions segment.
Reconciliation to the most directly comparable GAAP measure for the mid-point of the 2026 Adjusted EBITDA guidance is presented below:

in $ billions	2026 Mid-Point
Net income	4.0
Income tax expense	1.3
Interest expense, net	0.7
Depreciation, depletion and amortization	2.3
Adjusted EBITDA	8.3

CRH Q1 2026 Results 11

Exhibit 99.1
Net Debt: Net Debt is used by management as it gives additional insight into the Company’s current debt position less available cash. Net Debt is provided to enable investors to see the economic effect of gross debt, related hedges and cash and cash equivalents in total. Net Debt comprises short and long-term debt, finance lease liabilities, cash and cash equivalents and current and noncurrent derivative financial instruments (net).
Reconciliation to its most directly comparable GAAP measure is presented below:

	March 31	December 31	March 31
in $ millions	2026	2025	2025
Short and long-term debt	(18,549)	(17,653)	(15,671)
Cash and cash equivalents (i)	3,293	4,096	3,352
Finance lease liabilities (i)	(592)	(534)	(336)
Derivative financial instruments (net)	20	(60)	(31)
Net Debt	(15,828)	(14,151)	(12,686)
(i) Cash and cash equivalents and Finance lease liabilities as of March 31, 2026, include $53 million and $26 million, respectively, that have been reclassified as held for sale.
Organic Revenue and Organic Adjusted EBITDA: Because of the impact of acquisitions, divestitures, currency exchange translation and other non-recurring items on reported results each reporting period, CRH uses organic revenue and organic Adjusted EBITDA as additional performance indicators to assess performance of pre-existing (also referred to as underlying, like-for-like or ongoing) operations each reporting period.
Organic revenue and organic Adjusted EBITDA are arrived at by excluding the incremental revenue and Adjusted EBITDA contributions from current and prior year acquisitions and divestitures, the impact of exchange translation, and the impact of any one-off items. Changes in organic revenue and organic Adjusted EBITDA are presented as additional measures of revenue and Adjusted EBITDA to provide a greater understanding of the performance of the Company. Organic change % is calculated by expressing the organic movement as a percentage of the prior year (adjusted for currency exchange effects). A reconciliation of the changes in organic revenue and organic Adjusted EBITDA to the changes in Total revenues and Adjusted EBITDA by segment, is presented in Appendix 1.
Diluted EPS pre‑impairment: Diluted EPS pre‑impairment is a measure of the Company's profitability per share from continuing operations excluding any Loss on impairments (which is non-cash) and the related tax impact of such impairments. It is used by management to evaluate the Company's underlying profit performance and its own past performance. Diluted EPS information presented on a pre‑impairment basis is useful to investors as it provides an insight into the Company's underlying performance and profitability. Diluted EPS pre‑impairment is calculated as Net income (loss) adjusted for (i) Net (income) loss attributable to redeemable noncontrolling interests (ii) Net (income) loss attributable to noncontrolling interests (iii) adjustment of redeemable noncontrolling interests to redemption value and excluding any Loss on impairments (and the related tax impact of such impairments) divided by the diluted weighted average number of common shares outstanding for the year.
Reconciliation to its most directly comparable GAAP measure is presented below:

	Three months ended
	March 31
in $ millions, except share and per share data	2026	Per Share - diluted	2025	Per Share - diluted
Weighted average common shares outstanding – diluted	668.5		676.7

Net loss	(180)	($0.27)	(98)	($0.15)
Net loss attributable to noncontrolling interests	4	$0.01	4	$0.01
Adjustment of redeemable noncontrolling interests to redemption value	(7)	($0.01)	(7)	($0.01)
Net loss attributable to CRH for EPS	(183)	($0.27)	(101)	($0.15)
Impairment of property, plant and equipment and intangible assets	48	$0.07	—	—
Net loss attributable to CRH for EPS – pre-impairment (i)	(135)	($0.20)	(101)	($0.15)

(i) Reflective of CRH’s share of impairment of property, plant and equipment and intangible assets ($48 million and $nil million, respectively, for the three months ended March 31, 2026 and March 31, 2025).

CRH Q1 2026 Results 12

Exhibit 99.1
Appendix 4 - Disclaimer/Forward-Looking Statements

In reliance upon the “Safe Harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, CRH is providing the following cautionary statement.
This document contains statements that are, or may be deemed to be, forward-looking statements with respect to the financial condition, results of operations, business, viability and future performance of CRH and certain of the plans and objectives of CRH. These forward-looking statements may generally, but not always, be identified by the use of words such as “will”, “anticipates”, “should”, “could”, “would”, “targets”, “aims”, “may”, “continues”, “expects”, “is expected to”, “estimates”, “believes”, “intends” or similar expressions. These forward-looking statements include all matters that are not historical facts or matters of fact at the date of this document.
In particular, the following, among other statements, are all forward-looking in nature: plans and expectations regarding outlook for 2026, including market dynamics and demand among CRH's platforms; plans and expectations regarding public investment in infrastructure and reindustrialization activity; plans and expectations regarding pricing momentum, costs, demand, and trends in residential and non-residential markets and macroeconomic and other market trends and dynamics in key end-markets and other regions where CRH operates; expectations with respect to the impact of further potential changes to global trade policies; plans and expectations regarding acquisitions, including the Axius Water acquisition, and divestitures, including the construction accessories and lawn and garden operations, and the timing and resulting synergies, benefits and contributions, respectively, thereof; statements regarding the M&A pipeline and other value-accretive opportunities; statements regarding the reallocation of capital, including the expected benefits of the related growth capital expenditure projects; plans and expectations regarding return of cash to shareholders, including the timing, consistency and amount of share buybacks and dividends; expectations regarding CRH's credit rating with each of the three main ratings agencies; and plans and expectations regarding CRH's 2026 full year performance, including net income, Adjusted EBITDA, diluted EPS, capital expenditures, assumed interest expense and assumed effective tax rate.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that may or may not occur in the future and reflect the Company’s current expectations and assumptions as to such future events and circumstances that may not prove accurate. You are cautioned not to place undue reliance on any forward-looking statements. These forward-looking statements are made as of the date of this document. The Company expressly disclaims any obligation or undertaking to publicly update or revise these forward-looking statements other than as required by applicable law.
A number of material factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, certain of which are beyond our control, and which include, but are not limited to: economic and financial conditions, including changes in interest rates, inflation, price volatility and/or labor and materials shortages; demand for infrastructure, residential and non-residential construction and our products in geographic markets in which we operate; increased competition and its impact on prices and market position; increases in energy, labor and/or other raw materials costs; adverse changes to laws and regulations, including in relation to climate change; the impact of unfavorable weather; investor and/or consumer sentiment regarding the importance of sustainable practices and products; availability of public sector funding for infrastructure programs; political uncertainty, including as a result of political and social conditions in the jurisdictions CRH operates in, or adverse political developments, including the ongoing geopolitical conflicts in Ukraine and the Middle East; failure to complete or successfully integrate acquisitions or make timely divestitures; cyber-attacks and exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks, including due to product failures. Additional factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those expressed by the forward-looking statements in this report including, but not limited to, the risks and uncertainties described herein and in “Risk Factors” in our 2025 Form 10-K and in our other filings with the SEC.
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